EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-9756, 33-19289, 33-28059, 33-43156 and 33-65363) pertaining to the 1986 Employee Stock Purchase Plan, the 1987 Stock Plan, the 1987 Stock Plan, as amended, the 1986 Employee Stock Purchase Plan as amended, and the Amended and Restated 1986 Employee Stock Purchase Plan and 1995 Director Stock Option Plan, respectively, of Fluor Daniel GTI, Inc., formerly Groundwater Technology, Inc., of our report dated December 10, 1996, with respect to the financial statements of Fluor Daniel Environmental Services, Inc. included in the Annual Report (Form 10-K) of Fluor Daniel GTI, Inc. for the Transition Period ended October 31, 1996.

                                                    /s/ ERNST & YOUNG LLP

Orange County, California
January 24, 1997